Exhibit 99.1

PRICE COMMUNICATIONS CORPORATION

News Release	Contact:
July 25, 2006	Robert Price
212-757-5600

PRICE COMMUNICATIONS CORPORATION
ANNOUNCES APPROVAL OF DISSOLUTION

     Price Communications Corporation (NYSE:PR) announced that at its 2006 annual meeting of shareholders held on July 25, 2006 at 10:30 AM, the proposal to dissolve the Company in August 2007 was approved by the holders of approximately 83% of the Company’s outstanding shares. In addition, the Company announced that the proposal for the re-election of Robert F. Ellsworth as a director of the Company received the affirmative vote of a plurality of the votes cast by the shareholders at the meeting and thus was approved.

     Price Communications Corporation is a New York based corporation and trades on the NYSE. It is also traded on the Chicago Stock Exchange (symbol: PR.M), the Boston Stock Exchange (symbol: PR.B) and the Pacific Stock Exchange (symbol: PR.P).

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